Exhibit 99.1

CEVA, Inc. Announces Third Quarter 2019 Financial Results

●	Strategic licensing agreements with customers targeting ADAS, hearing aids and cellular IoT
●	Royalty revenue of $12.2 million, up 61% sequentially
●	Record all-time high quarterly non-baseband shipments of 123 million units

MOUNTAIN VIEW, Calif. – November 07, 2019 – CEVA, Inc. (NASDAQ: CEVA), the leading licensor of wireless connectivity and smart sensing technologies, announced today its financial results for the third quarter ended September 30, 2019.

Total revenue for the third quarter of 2019 was $23.5 million, a 10% increase compared to $21.4 million reported for the third quarter of 2018. Third quarter 2019 licensing and related revenue was $11.3 million, a 15% increase compared to $9.8 million reported for the third quarter of 2018. Royalty revenue for the third quarter of 2019 was $12.2 million, an increase of 5% when compared to $11.6 million reported for the third quarter of 2018.

Gideon Wertheizer, CEO of CEVA, stated: “We are very pleased to report strong third quarter results, driven by excellent performance in licensing and a substantial step up in our royalty revenue. We continue to make progress in growing our customer base, including comprehensive agreements with industry leaders in strategic markets such as ADAS, hearing aids and cellular IoT. Our royalty revenue growth reflects good momentum in both the handset baseband and non-handset aspects of our business. Our handset baseband customers benefitted from the launch of premium smartphones and share gain in the low-cost smartphone market. Our non-handset business continues to grow with record high quarterly revenues and unit shipments of 123 million, including first-time contribution from our newly acquired Hillcrest Labs sensor fusion business.”

Of the fourteen license agreements completed during the quarter, one was for a smart sensing product and thirteen were for connectivity products. All of the licensing agreements signed during the quarter were for non-handset baseband applications and five were with first-time customers of CEVA. Customers’ target markets include automotive ADAS, hearing aids, smart meters, true wireless stereo earbuds and a wide variety of IoT devices. Geographically, six of the deals signed were in China, five were in the U.S., two were in Europe and one was in APAC (excluding China).

GAAP net income and diluted earnings per share for the third quarter of 2019 was $0.8 million and $0.03, respectively, compared to $2.5 million and $0.11 reported for the same period in 2018. GAAP and non-GAAP net income and diluted earnings per share for the third quarter of 2019 included a tax benefit of approximately $1 million as a result of the conclusion of a tax audit.

Non-GAAP net income and diluted earnings per share for the third quarter of 2019 were $5.1 million and $0.22, respectively, compared to $5.2 million non-GAAP net income and $0.23 diluted earnings per share reported for the third quarter of 2018. Non-GAAP net income and diluted earnings per share for the third quarter of 2019 excluded: (a) equity-based compensation expense, net of taxes, of $2.6 million (b) the impact of the amortization of acquired intangibles of $0.8 million associated with the acquisitions of RivieraWaves and the Hillcrest Labs business, and investments in NB-IoT and Immervision technologies, and (c) deal expenses and write-off of an acquired lease associated with the Hillcrest Labs transaction of $0.8 million. Non-GAAP net income and diluted earnings per share for the third quarter of 2018 excluded: (a) equity-based compensation expense, net of taxes, of $2.3 million, and (b) the impact of the amortization of acquired intangibles of $0.3 million associated with the acquisition of RivieraWaves and investment in NB-IoT technologies.

Yaniv Arieli, Chief Financial Officer of CEVA, stated: “Our portfolio of IP for wireless connectivity and smart sensing applications continues to attract strong customer interest worldwide. This is clearly evident in our third quarter results, for both licensing and royalty revenues, where we recorded 15% and 5% year-over-year growth, respectively. At the end of the third quarter, our cash and cash equivalent balances, marketable securities and bank deposits were approximately $148 million, following the acquisition of the Hillcrest Labs sensor fusion business and the technology investment in Immervision’s wide-angle imaging IP during the quarter.”

CEVA Conference Call

On November 7, 2019 CEVA management will conduct a conference call at 8:30 a.m. Eastern Time to discuss the operating performance for the quarter.

The conference call will be available via the following dial in numbers:

●	U.S. Participants: Dial 1-844-435-0316 (Access Code: CEVA)
●	International Participants: Dial +1-412-317-6365 (Access Code: CEVA)

The conference call will also be available live via webcast at the following link: https://www.webcaster4.com/Webcast/Page/984/31914. Please go to the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

For those who cannot access the live broadcast, a replay will be available by dialing +1-877-344-7529 or +1-412-317-0088 (access code: 10135680) from one hour after the end of the call until 9:00 a.m. (Eastern Time) on November 14, 2019. The replay will also be available at CEVA's web site www.ceva-dsp.com.

For More Information, Contact:

Yaniv Arieli CEVA, Inc. CFO +1.650.417.7941 yaniv.arieli@ceva-dsp.com	Richard Kingston CEVA, Inc. VP Market Intelligence, Investor & Public Relations +1.650.417.7976 richard.kingston@ceva-dsp.com

About CEVA, Inc.

CEVA is the leading licensor of wireless connectivity and smart sensing technologies. We offer Digital Signal Processors, AI processors, wireless platforms and complementary software for sensor fusion, image enhancement, computer vision, voice input and artificial intelligence, all of which are key enabling technologies for a smarter, connected world. We partner with semiconductor companies and OEMs worldwide to create power-efficient, intelligent and connected devices for a range of end markets, including mobile, consumer, automotive, robotics, industrial and IoT. Our ultra-low-power IPs include comprehensive DSP-based platforms for 5G baseband processing in mobile and infrastructure, advanced imaging and computer vision for any camera-enabled device and audio/voice/speech and ultra-low power always-on/sensing applications for multiple IoT markets. For sensor fusion, our Hillcrest Labs sensor processing technologies provide a broad range of sensor fusion software and IMU solutions for AR/VR, robotics, remote controls, and IoT. For artificial intelligence, we offer a family of AI processors capable of handling the complete gamut of neural network workloads, on-device. For wireless IoT, we offer the industry’s most widely adopted IPs for Bluetooth (low energy and dual mode), Wi-Fi 4/5/6 (802.11n/ac/ax) and NB-IoT. Visit us at www.ceva-dsp.com and follow us on Twitter, YouTube, Facebook, LinkedIn and Instagram.

Forward Looking Statement

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that if they materialize or prove incorrect, could cause the results of CEVA to differ materially from those expressed or implied by such forward-looking statements and assumptions.  Forward-looking statements include statements about CEVA’s process in growing its customer base, the good momentum in the band set baseband and non-handset segments and CEVA’s portfolio of IP for wireless connectivity and smart sensing applications attracting strong customer interest worldwide. The risks, uncertainties and assumptions that could cause differing CEVA results include: the ability of the CEVA DSP cores and other technologies to continue to be strong growth drivers for us; our success in penetrating new markets, including in non-baseband and connectivity markets, and maintaining our market position in existing markets; our ability to diversify the company’s royalty streams, the ability of products incorporating our technologies to achieve market acceptance, the speed and extent of the expansion of the 4G, 5G and LTE networks, the maturation of the IoT market, the effect of intense industry competition and consolidation, global chip market trends, the possibility that markets for CEVA’s technologies may not develop as expected or that products incorporating our technologies do not achieve market acceptance; our ability to timely and successfully develop and introduce new technologies; and general market conditions and other risks relating to our business, including, but not limited to, those that are described from time to time in our SEC filings.  CEVA assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

CEVA, INC. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME – U.S. GAAP

U.S. dollars in thousands, except per share data

	Three months ended		Nine months ended
	September 30,		September 30,
	2019	2018	2019	2018
	Unaudited
Revenues:
Licensing and related revenues	$11,269	$9,786	$33,084	$29,907
Royalties	12,202	11,627	25,756	26,569

Total revenues	23,471	21,413	58,840	56,476

Cost of revenues	2,767	2,006	7,283	5,966

Gross profit	20,704	19,407	51,557	50,510

Operating expenses:
Research and development, net	13,873	11,897	38,593	35,756
Sales and marketing	2,832	2,727	8,809	9,302
General and administrative	3,509	2,406	8,360	8,193
Amortization of intangible assets	757	225	1,177	676

Total operating expenses	20,971	17,255	56,939	53,927

Operating income (loss)	(267)	2,152	(5,382)	(3,417)
Financial income, net	603	831	2,299	2,535

Income (loss) before taxes on income	336	2,983	(3,083)	(882)
Taxes on income (tax benefit)	(439)	440	(49)	847

Net income (loss)	$775	$2,543	$(3,034)	$(1,729)

Basic net income (loss) per share	$0.04	$0.12	$(0.14)	$(0.08)
Diluted net income (loss) per share	$0.03	$0.11	$(0.14)	$(0.08)
Weighted-average number of Common Stock used in computation of net income (loss) per share (in thousands):
Basic	21,953	21,997	21,936	22,091
Diluted	22,404	22,428	21,936	22,091

Unaudited Reconciliation of GAAP to Non-GAAP Financial Measures

U.S. Dollars in thousands, except per share amounts

	Three months ended		Nine months ended
	September 30		September 30
	2019	2018	2019	2018
	Unaudited

GAAP net income (loss)	$775	$2,543	$(3,034)	$(1,729)
Equity-based compensation expense included in cost of revenue	168	155	464	480
Equity-based compensation expense included in research and development expenses	1,494	1,246	4,314	3,874
Equity-based compensation expense included in sales and marketing expenses	362	369	1,112	1,246
Equity-based compensation expense included in general and administrative expenses	728	697	1,957	2,483
Income tax benefit related to equity-based compensation expenses	(129)	(118)	(473)	(400)
Amortization of intangible assets related to acquisitions of RivieraWaves and Hillcrest Labs business, investments in NB-IoT and Immervision technologies, and deal costs and write off of an acquired lease related the Hillcrest Labs transaction	1,680	303	2,258	937
Non-GAAP net income	$5,078	$5,195	$6,598	$6,891

GAAP weighted-average number of Common Stock used in computation of diluted net income (loss) per share (in thousands)	22,404	22,428	21,936	22,091
Weighted-average number of shares related to outstanding stock-based awards (in thousands)	489	390	850	897
Weighted-average number of Common Stock used in computation of diluted earnings per share, excluding the above (in thousands )	22,893	22,818	22,786	22,988

GAAP diluted earnings (loss) per share	0.03	$0.11	$(0.14)	$(0.08)
Equity-based compensation expense, net of taxes	$0.12	$0.11	$0.32	$0.34
Amortization of intangible assets related to acquisitions of RivieraWaves and Hillcrest Labs business, investments in NB-IoT and Immervision technologies, and deal costs and write off of an acquired lease related the Hillcrest Labs transaction	$0.07	$0.01	$0.11	$0.04
Non-GAAP diluted earnings per share	$0.22	$0.23	$0.29	$0.30

CEVA, INC. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(U.S. Dollars in thousands)

	September 30,	December 31,
	2019	2018 (*)
	Unaudited	Unaudited
ASSETS
Current assets:
Cash and cash equivalents	$14,851	$22,260
Marketable securities and short term bank deposits	127,453	123,608
Trade receivables, net	7,967	9,971
Unbilled receivables	18,846	16,185
Prepaid expenses and other current assets	5,682	5,264
Total current assets	174,799	177,288
Long-term assets:
Bank deposits	5,330	21,864
Severance pay fund	9,732	9,026
Deferred tax assets, net	10,891	5,924
Property and equipment, net	7,891	7,344
Operating lease right-of-use assets	10,688	—
Goodwill	51,070	46,612
Intangible assets, net	17,353	2,700
Other long term assets	6,171	6,505
Total assets	$293,925	$277,263

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Trade payables	$1,319	$632
Deferred revenues	4,766	3,593
Accrued expenses and other payables	17,167	17,527
Operating lease liabilities	2,442	—
Total current liabilities	25,694	21,752

Long-term liabilities:
Accrued severance pay	10,447	9,632
Operating lease liabilities	7,879	—
Other accrued liabilities	545	—
Total liabilities	44,565	31,384

Stockholders’ equity:
Common stock:	22	22
Additional paid in-capital	225,483	223,250
Treasury stock	(35,492)	(39,132)
Accumulated other comprehensive loss	(22)	(1,114)
Retained earnings	59,369	62,853
Total stockholders’ equity	249,360	245,879
Total liabilities and stockholders’ equity	$293,925	$277,263

(*) Derived from audited financial statements